Exhibit 10.14

November 9, 2023

Ryan Robinson

28 Winship Drive

Stoneham, MA 02180

Re:	Interim CFO – Additional Compensation

Dear Ryan:

As you know, effective October 18, 2023, the Board of Directors of Tourmaline Sub, Inc., formerly known as Tourmaline Bio, Inc (“Tourmaline Sub”), a wholly owned subsidiary of Tourmaline Bio, Inc. (“Tourmaline”), formerly known as Talaris Therapeutics, Inc., appointed you as Interim Chief Financial Officer (“Interim CFO”) of Tourmaline Sub and effective November 7, 2023 the Board of Directors of Tourmaline ratified your appointment as Interim CFO of Tourmaline.

In recognition of this appointment, during the period that you serve as Interim CFO, Tourmaline Sub will pay you an additional $3,750 per pay period (the “Additional Compensation”). The Additional Compensation will be subject to deductions and withholdings and will be paid on Tourmaline’s regular payroll dates, with such payments effective as of October 19, 2023. The Additional Compensation is in addition to, and not in lieu of the base salary, benefits and other terms as described in your Offer Letter with Tourmaline dated June 7, 2023 (the “Offer Letter”). The Offer Letter remains in full force and effect.

In connection with this Additional Compensation, you agree to execute and comply with the Company’s updated Employee Confidential Information and Inventions Assignment Agreement enclosed (the “CIIA”).

This letter, together with Offer Letter and CIIA, forms the complete and exclusive statement regarding the subject matter hereof and it supersedes any other representations, promises, or agreements, whether written or oral, regarding this subject matter. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and the Company’s Chief Executive Officer.

Please sign below to confirm your agreement and return with the signed CIIA.

Sincerely,

/s/ Sandeep Kulkarni
Name: Sandeep Kulkarni
Title: Chief Executive Officer

Accepted:

/s/ Ryan Robinson	11/10/2023
Ryan Robinson	Date